Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2020
FREMONT, Calif., Aug. 4, 2020 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the second quarter of 2020, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported revenue of $125.5 million in the second quarter of 2020, along with a record 39.6% for non-GAAP gross margin. Our second quarter revenue decreased 39% sequentially, or 22% sequentially, excluding the impact of $44.5 million of safe harbor revenue in the first quarter of 2020. We shipped approximately 355 megawatts DC, or 1,087,662 microinverters.
Highlights for the second quarter of 2020 included:
•Shipments of Enphase Encharge™ energy storage systems in June for pilot runs to installers
•Revenue of $125.5 million
•Cash flow from operations of $25.4 million; ending cash balance of $607.3 million
•GAAP gross margin of 38.5%; record non-GAAP gross margin of 39.6%
•GAAP operating expenses of $37.5 million; non-GAAP operating expenses of $26.0 million
•GAAP operating income of $10.9 million; non-GAAP operating income of $23.7 million
•GAAP net loss of $47.3 million, including a non-cash charge of $59.7 million from fair value changes related to our convertible notes issued in March 2020 due to an increase in our stock price
•Non-GAAP net income of $23.5 million
•GAAP basic and diluted net loss per share of $(0.38); non-GAAP diluted earnings per share of $0.17
Our revenue and earnings for the second quarter of 2020 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q2 2020	Q1 2020	Q2 2019	Q2 2020	Q1 2020	Q2 2019
Revenue	$125,538	$205,545	$134,094	$125,538	$205,545	$134,094
Gross margin	38.5%	39.2%	33.8%	39.6%	39.5%	34.1%
Operating expenses	$37,533	$35,963	$27,872	$26,024	$28,508	$22,478
Operating income	$10,854	$44,712	$17,447	$23,700	$52,773	$23,227
Net income (loss)	$(47,294)	$68,936	$10,618	$23,549	$51,875	$23,173
Basic EPS	$(0.38)	$0.56	$0.09	$0.19	$0.42	$0.20
Diluted EPS	$(0.38)	$0.50	$0.08	$0.17	$0.38	$0.18
Our non-GAAP gross margin increased to 39.6% from 39.5% in the first quarter of 2020, driven by disciplined pricing and cost management. Non-GAAP operating expenses decreased to $26.0 million in the second quarter of 2020, compared to $28.5 million in the prior quarter, primarily due to our tight spending controls. Non-GAAP operating income was $23.7 million, compared to $52.8 million in the prior quarter.
We exited the second quarter with $607.3 million in cash and generated $25.4 million in cash flow from operations. Inventory was $31.2 million at the end of the second quarter of 2020, compared to $34.6 million at the end of the first quarter of 2020. I am proud of our team’s excellent inventory management and control.
We shipped our Encharge energy storage systems in June for pilot runs to a few of our installers and the feedback has been good. Encharge storage systems feature Ensemble™ energy management technology, which powers the world’s first grid-agnostic microinverter-based storage system. We started Encharge production shipments in July to customers in North America. We are pleased with the initial feedback from our customers, who see the Encharge energy storage system as a safe, reliable and powerful option for energy independence. I want to thank our engineers worldwide who worked tirelessly to bring this breakthrough product to market.
We continue to focus relentlessly on customer experience. The employees in all four of our customer experience centers – the U.S., Europe, India, and Australia, are fully supporting installers and homeowners, while working from home. Our worldwide Net Promoter Score was 66% in the second quarter of 2020, a slight increase from 64% in the prior quarter. During the second quarter of 2020, we launched the online Enphase Community which gives installers and homeowners the ability to communicate directly about Enphase products. In addition, we opened online stores in Europe and Australia to better service installers and homeowners. These stores, along with our U.S. online store, are increasing the accessibility of our clean energy solutions.
We continue to navigate through the COVID-19 pandemic with strong support from our partners and customers. Our sales and operations teams were laser-focused on managing the channel during the second quarter of 2020, working closely with our installers and distributors. While we saw a rebound in customer demand in June and July, we are carefully monitoring the resurgence of the COVID-19 pandemic in several states. We have a resilient business model that enables strong cash flow generation even during difficult economic periods, enabling us to invest in product innovation and digital transformation. We are well-positioned with Ensemble and look forward to accelerating the introduction of new products over the next eighteen months.
BUSINESS HIGHLIGHTS
On June 1, 2020, Enphase Energy announced its expansion into Poland in collaboration with SmartX Sp. z o.o., a solar distributor with headquarters in Bytom, Poland. SmartX’s installer network throughout Poland offers both residential and small commercial microinverter systems, utilizing Enphase IQ 7™ family of microinverters including IQ 7, IQ 7+™ and IQ 7X™.
On June 25, 2020, Enphase Energy and Q Cells, a renowned total energy solutions provider, announced a strategic partnership to develop Enphase Energized™ Q CELLS AC Modules (ACMs) based on seventh-generation Enphase IQ™ microinverters. The ACMs are available from major distributors in the U.S.
On July 6, 2020, Enphase Energy announced the launch of Enphase University, a combination of online and in-person training resources for solar and storage installers and Enphase system owners. Enphase University includes an integrated, web-based Learning Management System (LMS) that enables installers to complete training modules and manage training plans online.
On July 15, 2020, Enphase Energy and Maxeon Solar Technologies, SunPower’s planned spin-off, announced a strategic partnership to produce the new Enphase Energized Maxeon AC Module, featuring a factory-integrated seventh-generation Enphase IQ microinverter. The AC Module will be commercialized by Maxeon Solar Technologies to residential customers in key international markets starting in the fourth quarter of 2020.
On July 29, 2020, Enphase Energy announced that it began shipping Encharge energy storage systems to customers in North America during June. For the first time, homeowners can easily generate, store and control energy with technology, all designed by Enphase.
THIRD QUARTER 2020 FINANCIAL OUTLOOK
For the third quarter of 2020, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $160 million to $175 million
•GAAP gross margin to be within a range of 36% to 39%; non-GAAP gross margin to be within a range of 37% to 40%, excluding stock-based compensation expenses
•GAAP operating expenses to be within a range of $41.0 million to $43.0 million, including $13.0 million estimated for stock-based compensation expenses and acquisition related amortization
•Non-GAAP operating expenses to be within a range of $28.0 million to $30.0 million, excluding $13.0 million estimated for stock-based compensation expenses and acquisition related amortization

Follow Enphase Online
•Read the Enphase blog.
•Follow @Enphase on Twitter.
•Visit us on Facebook and LinkedIn.
•Watch Enphase videos on YouTube.
Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring and asset impairment charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.

Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2020 results and third quarter 2020 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 1782661. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 1782661, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to the impact of the COVID-19 pandemic, future financial performance, expense levels, liquidity sources, the capabilities, advantages, and performance of our technology and products, our business strategies, including anticipated trends, growth and developments in targeted markets, new products, performance in operations, and the performance of our partners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 28 million microinverters, and over 1.2 million Enphase systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo, Encharge, Ensemble, IQ, IQ 7, IQ 7+, IQ 7X, Enphase Energized, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenues	$125,538	$134,094	$331,083	$234,244
Cost of revenues	77,151	88,775	202,021	155,586
Gross profit	48,387	45,319	129,062	78,658
Operating expenses:
Research and development	13,192	9,604	25,068	18,128
Sales and marketing	12,371	9,054	24,143	16,487
General and administrative	11,970	8,583	24,285	18,463
Restructuring charges	—	631	—	999
Total operating expenses	37,533	27,872	73,496	54,077
Income from operations	10,854	17,447	55,566	24,581
Other expense, net
Interest income	282	593	1,373	804
Interest expense	(5,952)	(1,351)	(9,107)	(5,102)
Other (expense) income, net	653	(5,480)	(271)	(5,961)
Change in fair value of derivatives (1)	(59,692)	—	(44,348)	—
Total other expense, net	(64,709)	(6,238)	(52,353)	(10,259)
Income (loss) before income taxes	(53,855)	11,209	3,213	14,322
Income tax benefit (provision)	6,561	(591)	18,429	(939)
Net income (loss)	$(47,294)	$10,618	$21,642	$13,383
Net income (loss) per share:
Basic	$(0.38)	$0.09	$0.17	$0.12
Diluted	$(0.38)	$0.08	$0.16	$0.11
Shares used in per share calculation:
Basic	125,603	113,677	124,567	110,951
Diluted	125,603	130,737	138,910	129,400

(1) Change in fair value of derivatives of $59.7 million and $44.3 million for the three and six months ended June 30, 2020, respectively, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$607,254	$251,409
Restricted cash	—	44,700
Accounts receivable, net	89,504	145,413
Inventory	31,186	32,056
Prepaid expenses and other assets	29,257	26,079
Total current assets	757,201	499,657
Property and equipment, net	32,972	28,936
Operating lease, right of use asset	11,462	10,117
Intangible assets, net	28,086	30,579
Goodwill	24,783	24,783
Other assets	49,551	44,620
Deferred tax assets, net	93,872	74,531
Total assets	$997,927	$713,223
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,135	$57,474
Accrued liabilities	46,691	47,092
Deferred revenues, current	40,256	81,783
Warranty obligations, current	10,170	10,078
Debt, current	102,271	2,884
Total current liabilities	223,523	199,311
Long-term liabilities:
Deferred revenues, noncurrent	110,977	100,204
Warranty obligations, noncurrent	27,737	27,020
Other liabilities	12,340	11,817
Debt, noncurrent	253,174	102,659
Total liabilities	627,751	441,011
Total stockholders’ equity	370,176	272,212
Total liabilities and stockholders’ equity	$997,927	$713,223

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net (loss) income	$(47,294)	$68,936	$10,618	$21,642	$13,383
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,141	3,844	4,122	7,985	7,694
Provision for doubtful accounts	81	104	207	185	207
Non-cash interest expense	5,372	2,722	776	8,094	2,266
Financing fees on extinguishment of debt	—	—	—	—	2,152
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	6,000	—	6,000
Stock-based compensation	12,300	7,515	4,934	19,815	8,224
Change in fair value of derivatives	59,692	(15,344)	—	44,348	—
Deferred income taxes	(7,067)	(12,500)	—	(19,567)	—
Changes in operating assets and liabilities:
Accounts receivable	6,529	49,637	(15,838)	56,166	(19,104)
Inventory	3,430	(2,560)	(7,123)	870	(3,827)
Prepaid expenses and other assets	(4,525)	(5,009)	(7,155)	(9,534)	(9,568)
Accounts payable, accrued and other liabilities	(13,323)	(22,066)	11,954	(35,389)	16,805
Warranty obligations	406	403	1,951	809	1,699
Deferred revenues	5,689	(36,460)	4,326	(30,771)	5,904
Net cash provided by operating activities	25,431	39,222	14,772	64,653	31,835
Cash flows from investing activities:
Purchases of property and equipment	(4,451)	(3,353)	(2,518)	(7,804)	(3,176)
Net cash used in investing activities	(4,451)	(3,353)	(2,518)	(7,804)	(3,176)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	(591)	313,011	128,040	312,420	128,040
Purchase of convertible note hedges	—	(89,056)	(36,313)	(89,056)	(36,313)
Sale of warrants	—	71,552	29,819	71,552	29,819
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	(6,000)	—	(6,000)
Principal payments and financing fees on debt	(485)	(1,148)	(391)	(1,633)	(45,122)
Proceeds from exercise of equity awards and employee stock purchase plan	2,867	1,979	958	4,846	2,622
Payment of withholding taxes related to net share settlement of equity awards	(9,385)	(34,267)	(735)	(43,652)	(2,090)
Net cash provided by (used in) financing activities	(7,594)	262,071	115,378	254,477	70,956
Effect of exchange rate changes on cash and cash equivalents	24	(205)	240	(181)	107
Net increase in cash and cash equivalents	13,410	297,735	127,872	311,145	99,722
Cash, cash equivalents and restricted cash—Beginning of period	593,844	203,046	78,087	296,109	106,237
Cash and cash equivalents—End of period	$607,254	$500,781	$205,959	$607,254	$205,959

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Gross profit (GAAP)	$48,387	$80,675	$45,319	$129,062	$78,658
Stock-based compensation	1,337	606	386	1,943	617
Gross profit (Non-GAAP)	$49,724	$81,281	$45,705	$131,005	$79,275

Gross margin (GAAP)	38.5%	39.2%	33.8%	39.0%	33.6%
Stock-based compensation	1.1%	0.3%	0.3%	0.6%	0.2%
Gross margin (Non-GAAP)	39.6%	39.5%	34.1%	39.6%	33.8%

Operating expenses (GAAP)	$37,533	$35,963	$27,872	$73,496	$54,077
Stock-based compensation (1)	(10,963)	(6,909)	(4,217)	(17,872)	(7,220)
Restructuring and asset impairment charges	—	—	(631)	—	(999)
Acquisition related expenses and amortization	(546)	(546)	(546)	(1,092)	(1,092)
Operating expenses (Non-GAAP)	$26,024	$28,508	$22,478	$54,532	$44,766

(1) Includes stock-based compensation as follows:
Research and development	$3,263	$1,919	$1,128	$5,182	$1,844
Sales and marketing	3,610	1,942	1,360	5,552	2,359
General and administrative	4,090	3,048	1,729	7,138	3,017
Total	$10,963	$6,909	$4,217	$17,872	$7,220

Income from operations (GAAP)	$10,854	$44,712	$17,447	$55,566	$24,581
Stock-based compensation	12,300	7,515	4,603	19,815	7,837
Restructuring and asset impairment charges	—	—	631	—	999
Acquisition related expenses and amortization	546	546	546	1,092	1,092
Income from operations (Non-GAAP)	$23,700	$52,773	$23,227	$76,473	$34,509

Net income (loss) (GAAP)	$(47,294)	$68,936	$10,618	$21,642	$13,383
Stock-based compensation	12,300	7,515	4,603	19,815	7,837
Restructuring and asset impairment charges	—	—	631	—	999
Acquisition related expenses and amortization	546	546	546	1,092	1,092
Non-recurring debt prepayment fees and non-cash interest	5,372	2,722	6,775	8,094	9,390
Change in fair value of derivatives	59,692	(15,344)	—	44,348	—
Non-GAAP income tax adjustment	(7,067)	(12,500)	—	(19,567)	—
Net income (Non-GAAP)	$23,549	$51,875	$23,173	$75,424	$32,701

Net income (loss) per share, basic (GAAP)	$(0.38)	$0.56	$0.09	$0.17	$0.12
Stock-based compensation	0.10	0.06	0.04	0.16	0.07
Restructuring and asset impairment charges	—	—	—	—	0.01
Acquisition related expenses and amortization	—	—	0.01	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.05	0.02	0.06	0.07	0.08
Change in fair value of derivatives	0.48	(0.12)	—	0.36	—
Non-GAAP income tax adjustment	(0.06)	(0.10)	—	(0.16)	—
Net income per share, basic (Non-GAAP)	$0.19	$0.42	$0.20	$0.61	$0.30
Shares used in basic per share calculation GAAP and Non-GAAP	125,603	123,531	113,677	124,567	110,951

Net income (loss) per share, diluted (GAAP)	$(0.38)	$0.50	$0.08	$0.16	0.11
Stock-based compensation	0.09	0.06	0.04	0.14	0.06
Restructuring and asset impairment charges	—	—	0.01	—	0.01
Acquisition related expenses and amortization	—	—	—	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.04	0.02	0.05	0.06	0.07
Change in fair value of derivatives	0.48	(0.11)	—	0.33	—
Non-GAAP income tax adjustment	(0.06)	(0.09)	—	(0.14)	$—
Net income per share, diluted (Non-GAAP) (2) (4)	$0.17	$0.38	$0.18	$0.56	$0.26

Shares used in diluted per share calculation GAAP	125,603	138,104	130,737	138,910	129,400
Shares used in diluted per share calculation Non-GAAP (3) (4)	135,770	135,168	130,737	135,557	129,400

(2) Calculation of non-GAAP diluted net income per share for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million, $0.1 million and $0.4 million, respectively, from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the six months ended June 30, 2020 and June 30, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million and $0.8 million, respectively, from non-GAAP net income.

(3) Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 3,677 thousand shares and 2,936 thousand shares in the three months ended June 30, 2020 and March 31, 2020, respectively, and 3,353 thousand shares for the six months ended June 30, 2020 for non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024.

(4) Effect of dilutive in-the-money portion of Stock Options, RSUs, PSUs, shares to be purchased under the Company’s ESPP, the Notes due 2023 and the warrants issued in conjunction with the Notes due 2024 are included in the non-GAAP weighted-average diluted shares in periods where the Company has non-GAAP net income, which totaled 10,167 thousand shares in the three months ended June 30, 2020.